Exhibit 99.1

Financial contact: Dave Feste, Chief Financial Officer, Datakey, 952-808-2347, or investor@datakey.com
Industry contact: John Cook, Datakey, 952-808-2333, or marketing@datakey.com

Datakey Announces Second Quarter 2004 — Year Over Year Revenue Up 106%

Minneapolis, July 29, 2004 — Datakey, Inc. (OTCBB: DKEY), a leading developer of information security software products that simplify and secure access to corporate information, today reported results for the second quarter ended June 30, 2004. Revenue for the second quarter grew to $2,124,000, an increase of 106 percent from $1,033,000 for the year-earlier period, and up 42 percent from $1,501,000 from the first quarter of 2004. The second quarter net loss narrowed to $730,000, or $0.06 per share, compared to a net loss of $872,000, or $0.09 per share, in the year-earlier period, and a net loss of $1,149,000, or $0.10 per share, in the first quarter of 2004.

Revenue for the six-month period ended June 30, 2004 was $3,625,000, an increase of 98 percent from $1,827,000 for the same period last year. Net loss in the six-month period ended June 30, 2004 narrowed to $1,879,000, or $0.16 per share, compared to a net loss of $2,422,000, or $0.24 per share in the year-earlier period. The net loss in the three and six-month periods ended June 30, 2004, included a charge for “non cash” interest and warrant amortization expense of $199,000 and $398,000, respectively, related to the $2.0 million convertible debt financing completed in October 2003.

“I am delighted with the Datakey team’s delivery of yet another solid quarter of strong revenue growth, sales pipeline opportunity growth, exciting new business development initiatives and logical product enhancements.” said Tim Russell, president and CEO of Datakey. “During the second quarter, we made excellent progress in all areas of the business. In addition to our sales progress, our product development is moving forward with significant new features designed to meet the secure authentication requirements of large organizations with mobile and dynamic workforces. These new products and features are planned for introduction later in 2004. We also continued our efforts to broaden our sales channels by introducing Datakey Axis to several large organizations.”

Highlights of the Quarter Include:

•	We delivered Datakey Axis to 89 customers, including evaluation sites, and we have announced two new reference accounts for Datakey Axis.

•	We introduced a match-on-card fingerprint based biometric and smart card authentication solution that enables high assurance access to applications, networks and workstations with a combination of an authorized user’s fingerprint and smart card, without requiring a server-based infrastructure

•	We announced new sales channel partnerships with Indala and HID to promote the sale of an integrated physical and logical Smart ID Badge that combines Datakey’s smart chip and software for logical security applications and Indala and HID’s proximity technology for physical security applications.

•	Datakey’s Model 330 smart card has been certified to meet the U.S. government’s latest security standards, FIPS 140-2 level 2 certification.

Financial Review
Net sales of products and services for the three and six-month periods of 2004 were $2,124,000 and $3,625,000, respectively, compared to $1,033,000 and $1,827,000, respectively, for the comparable periods of 2003. Net sales increased by $1,091,000 and $1,798,000, respectively, as a result of (1) a substantial increase in spending by certain financial and governmental customers of Datakey CIP and CMS products, (2) service and hardware revenues related to a biometric authentication solution for a project commissioned by the U.S. State Department and (3) licensing revenue from an original equipment manufacturer. We currently expect total revenues in 2004 to increase significantly over 2003 levels because (i) we expect that demand for our PKI enabled products will increase and (ii) we anticipate our broader sales and marketing efforts in 2004 to establish a market for Datakey Axis.

Gross margins on net sales for the three and six-month periods of 2004 were 54% and 58%, respectively, compared to 45% and 36% of revenue for the comparable periods of 2003. Gross margin percentages increased by 9 and 22 percentage points, respectively, which was principally due to a greater percentage of higher gross margin software products in the sales mix, as well as high margin service and licensing fees earned during 2004. In addition, gross margins in the first six months of 2003 were negatively affected by an $84,000 impairment expense related to a revaluation of certain prepaid licenses. Our gross margin percentage in the second quarter of 2004 was 10 percentage points lower than our gross margin percentage in the first quarter of 2004 because of a higher level of lower margin hardware products in the sales mix. We expect gross margins to vary from quarter to quarter during 2004 depending on the proportion of lower margin hardware products in our product sales mix, but on an annual basis we expect gross margins to be higher than full year 2003 gross margins as revenues from our new product, Datakey Axis, start to comprise a larger percentage of total revenue.

Net interest expense for the three and six-month periods of 2004 was $196,000 and $390,000, respectively, compared to net interest income of $4,000 and $9,000, respectively, for the comparable periods of 2003. Net interest expense increased by $200,000 and $399,000, respectively, as a result of the $2,000,000 convertible promissory notes payable that were issued on October 17, 2003. In subsequent quarters, interest expense and warrant amortization expense related to the convertible promissory notes will accrue at approximately $200,000 per quarter and is payable on the October 17, 2004 maturity date.

For the second quarter of 2004, cash decreased by $190,000 from $1,595,000 at March 31, 2004 to $1,405,000 at June 30, 2004. For the six-month period ended June 30, 2004, cash decreased by $1,297,000 from $2,702,000 at December 31, 2003.

Financing Update
We have met with representatives of the Company’s secured convertible promissory note holders to negotiate terms that would result in either the conversion of the notes to preferred stock or an extension of the October 17, 2004 maturity date. To date, we have not agreed to terms that would result in a conversion or an extension of the maturity date of the notes. However, we believe the Company’s secured convertible promissory note holders are likely to approve a short-term extension of the maturity date of the convertible promissory note, but we expect such an extension could result in significant additional dilution to current shareholders. If we do not agree to terms for an extension of the maturity date of the secured convertible promissory notes and we are unsuccessful in obtaining additional new financing by October 17, 2004, the Company will be unable to repay the secured convertible promissory note holders, and would be in default if the notes are not paid. In the event of a default, the secured convertible promissory note holders have a first security interest in substantially all of the Company’s assets and may take legal action to collect amounts due under the notes, which could include the sale of the Company’s intellectual property and inventories, assignment and collection of accounts receivable and/or the commencement of an involuntary liquidation of the Company. We are exploring other sources of funding from those accredited investors that have expressed an interest in the Company, but we do not have any binding commitments for such funding at this time. We cannot be certain that additional financing will be available on terms favorable to us, or at all. Even if we are successful in obtaining new financing or term extensions of the existing notes payable, we believe substantial additional dilution to current shareholders will be the likely result.

Outlook
We added 178 new customers during the first half of this year, and our pipeline of sales opportunities continues to grow. We define our pipeline of sales opportunities as the estimated sales value of qualified customer interest in purchasing authentication solutions, which could result in a sale for us or one of our competitors. For the current quarter, we estimate our pipeline at approximately $16.0 million over the next 4 quarters, which is an increase of more than 88% from the fourth quarter of last year and up by more than 23% from the first quarter of 2004. Datakey Axis is an important reason for the growth in our pipeline.

Second Quarter Conference Call and Replay
Management will review the second quarter operating results in a conference call at 5:00 p.m. Eastern today. The conference call may be accessed by dialing 800-795-1259, or 785-832-1508 for international callers, a few minutes prior to the scheduled start time on July 29, and providing the conference ID#: DATA. An audio replay of the conference call will be available for 30 days at 800-934-8340. International callers may access the replay at 402-220-6993. A simultaneous web cast of the conference call will be available on the Internet at in the Investor Relations section. The web cast will be archived for 90 days.

About Datakey Inc.
Datakey Inc. (www.datakey.com) delivers intelligent solutions that strengthen security and simplify user identification. Datakey Axis is a strong authentication and single sign-on solution that locks each user’s digital credentials onto a smart card or USB token. Easy-to-install and maintain, Datakey Axis fortifies security with two-factor authentication and automated enforcement of strong password policies.

Smart. Simple. Secure. Datakey.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements relate to increased revenues based on our belief that users of network services will increase their usage of smart cards and tokens; government agencies and financial service organizations worldwide will continue to implement PKI-based security infrastructures; and our strategic relationships will provide market leverage and higher value solutions to new and existing customers. Such expectations are also supported by a contract with a U.S. financial services organization that anticipates adding approximately $2.4 million in revenues over several quarters, beginning in the second quarter of 2005; and additional revenues from a biometric authentication project for the U.S. State Department smart ID badge deployment that has already contributed approximately $1.0 million to revenue in the six-month period ended June 30, 2004, and is expected to contribute additional revenue in subsequent quarters. Our expected pipeline of $16.0 million in sales opportunities over the next four quarters, however, is not guaranteed, and we may not be successful in booking these sales opportunities due to competition from others or due to other market conditions. Other forward-looking statements reflect our specific expectations that research and development, engineering and technical support expenses in 2004 will increase due to planned personnel additions; our marketing and sales expenses in 2004 will increase due to broader efforts intended to establish and/or grow the market for our authentication solutions and increase revenue growth over the next several years; and our general and administrative expenses in 2004 will increase to support the increased marketing efforts as well as resulting from management personnel changes. Due in part to an expected increased demand for the Axis Product, which we expect to carry a higher margin, we expect our gross margins to improve in 2004; and we believe our cash and cash equivalents together with expected revenues from operations should be sufficient to meet anticipated working capital requirements into the first quarter of 2005 provided the maturity date of the outstanding secured convertible debt is extended to at least March 31, 2005. However, if we do not agree to terms for an extension of the maturity date of the secured convertible debt and we unsuccessful in obtaining additional new financing by October 17, 2004, our cash and cash equivalents together with expected revenues from operations will not be sufficient to repay the outstanding convertible debt, and we will be in default. Additional factors that may cause actual results to differ from our assumptions and expectations include our sales terms, which allow a customer to cancel an order at anytime prior to shipment of that order without penalty; our past losses and expected future losses cast doubt on our ability to operate profitably; we rely on third parties to market, distribute and sell our products and those third parties may not perform; if we do not enter into initial and extended maintenance and support agreements with users of our software, our revenues and gross margins will be lower; raising the required capital to conduct our operations and develop our products is time critical; our common stock is traded on the OTC Bulletin Board, which may affect its market price and liquidity; success of our new product, Datakey Axis, depends on commercial acceptance and demand; the price of our Common Stock has significantly decreased since January 2003; we face the risks related to rapid technological change; we face significant price competition; our success is highly depende nt on our ability to retain our management team and technical expertise; and we may not be able to adequately enforce or protect our intellectual property rights or to protect ourselves against infringement claims by others. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

Financial statements follow...

Datakey, Inc.
Condensed Statements of Income
Unaudited
(in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$2,124	$1,033	$3,625	$1,827
Cost of goods sold	973	568	1,517	1,174

Gross profit	1,151	465	2,108	653
Operating expenses
R&D, engineering and technical support	506	517	1,003	1,066
Marketing and sales	964	707	1,957	1,483
General and administrative	215	117	637	535

Total operating expenses	1,685	1,341	3,597	3,084

Operating loss	(534)	(876)	(1,489)	(2,431)
Interest income (expense), net	(196)	4	(390)	9
Income before provision for taxes	(730)	(872)	(1,879)	(2,422)
Income tax expense	—	—	—	—

Net loss	$(730)	$(872)	$(1,879)	$(2,422)

Loss per share: Basic and diluted	$(0.06)	$(0.09)	$(0.16)	$(0.24)

Weighted-average common shares: Basic and diluted	11,767	10,125	11,764	10,120

Selected Balance Sheet Data
Unaudited
(in thousands)

	June 30,	December 31,
	2004	2003
Cash and cash equivalents	$1,405	$2,702
Trade receivables, net	1,482	930
Inventories, net	927	443
Total assets	4,460	4,818
Deferred revenue	635	306
Current liabilities	4,107	2,615
Stockholders equity	353	2,202

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